 Exhibit 3.90

STATE of DELAWARE
FILED LIMITATION OF LIABILITY COMPANY
CERTIFICATE of FORMATION

First:	The name of the limited liability company is:

L3TV Dallas Cable System, LLC.

Second:	The address of its registered office in the State of Delaware is:

The Company Corporation
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808.

The name of its Registered agent at such address is:

The Company Corporation.

Third:	L3TV Dallas Cable System, LLC shall commence upon the filing of this Certificate of Formation and shall continue in until dissolved.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 29th day of December 2016.

By:	/s/ Darin Inglish
Darin Inglish
Attorney